ALLEGION REPORTS FOURTH-QUARTER, FULL-YEAR 2016 FINANCIAL RESULTS,
PROVIDES 2017 OUTLOOK

▪
Fourth-quarter 2016 earnings per share from continuing operations (EPS) of $0.77, compared with 2015 EPS of $0.74; 2016 adjusted EPS of $0.81, compared with 2015 adjusted EPS of $0.89; Both reported and adjusted EPS for fourth-quarter 2016 include a $15 million or $0.10 per share environmental remediation charge in the Americas segment

▪	Fourth-quarter 2016 revenue of $569.7 million, up 4.4 percent compared to 2015 and up 5.2 percent on an organic basis

▪
Full-year 2016 EPS of $2.36, compared with 2015 EPS of $1.59; 2016 adjusted EPS of $3.34, up 10.2 percent compared with 2015 adjusted EPS of $3.03; Both reported and adjusted EPS for full-year 2016 include a $15 million or $0.10 per share environmental remediation charge in the Americas segment

▪	Full-year 2016 revenue of $2.24 billion, up 8.2 percent compared to 2015 and up 5.8 percent on an organic basis

▪	Full-year 2016 available cash flow of $335 million, an increase of $112.8 million or 50.8 percent versus prior year

▪	Full-year 2017 reported and organic sales growth are both forecasted to be up 5.5 to 6.5 percent; Full-year 2017 EPS outlook of $3.55 to $3.70 on both a reported and adjusted basis

DUBLIN (Feb. 9, 2017) - Allegion plc (NYSE: ALLE), a leading global provider of security products and solutions, today reported fourth-quarter 2016 net revenues of $569.7 million and net earnings of $74.8 million, or $0.77 per share. Excluding charges related to restructuring, acquisitions and divestitures, adjusted net earnings were $78.7 million, or $0.81 per share, down 9 percent when compared with fourth-quarter 2015 adjusted EPS of $0.89. Both reported and adjusted net earnings for fourth-quarter 2016 include an environmental remediation charge of $15 million or $0.10 per share.

Fourth-quarter 2016 net revenues increased 4.4 percent, when compared to the prior year period (up 5.2 percent on an organic basis). Reported revenues reflect positive organic growth that was offset slightly by foreign currency. The organic growth was driven by strong performance in the Americas segment, reflecting continued strength in the region’s channel initiatives, improving end markets, and growth from new product introductions associated with investments.

The Americas segment revenues increased 7 percent on both a reported and an organic basis. The region had strong growth in both mechanical and electronic product categories in the fourth quarter of 2016, off of a tough comparison from the prior year. The organic growth was driven by high-single digit non-residential and mid-single digit residential growth. Growth in both non-residential and residential markets continues to be favorable.

The EMEIA segment revenues increased 0.2 percent (up 1.4 percent on an organic basis), reflecting continued pricing performance offset by unfavorable foreign currency. The organic growth was driven by solid growth in portable security and steady growth in the SimonsVoss business.

The Asia Pacific segment revenues were down 8.5 percent, when compared to the prior year period (down 0.7 percent on an organic basis). Reported revenues were impacted by the divestiture of the system integration business. The decline in organic revenue was primarily due to timing of orders, as well as large non-recurring projects in the fourth quarter of 2015.

Fourth-quarter 2016 operating margin was 17.1 percent, compared with 14.9 percent in 2015. The adjusted operating margin in fourth-quarter 2016 was 17.9 percent, compared with 19 percent in 2015. The decline in adjusted operating margin is driven by a $15 million, or -260 basis point, environmental remediation charge during the quarter in the Americas segment. Excluding the environmental charge, the operational improvement reflects good leverage on incremental volume, productivity and continued progress in the EMEIA transformation. These benefits more than offset inflation and incremental investments.

“Allegion's fourth-quarter results show continued momentum in driving industry-leading organic revenue growth and operating performance,” said David D. Petratis, Allegion chairman, president and CEO. “We are well-positioned going into 2017 to drive strong organic growth, expand operating margins and continue to create value for our shareholders.”

Full-year Results
Full-year 2016 net revenues of $2.24 billion increased 8.2 percent, when compared to the prior year period (up 5.8 percent on an organic basis). Reported revenues had positive organic growth and contribution from acquisitions that were offset slightly by divestitures. The organic growth reflects the continued execution of the company’s channel initiatives and the introduction of new products, as well as strong growth in the electronics portfolio.

Full-year 2016 operating margin was 19 percent, compared with 17.3 percent in 2015. The adjusted operating margin for full-year 2016 was 19.6 percent, compared with 19.2 percent in 2015 - an increase of 40 basis points. The 2016 adjusted operating margin includes a 70-basis-point reduction from a $15 million environmental remediation charge. All regions expanded adjusted operating margins in 2016. The adjusted operating margin improvement reflects strong leverage on incremental volume, favorable pricing and productivity. These benefits more than offset inflation and incremental investments.

Full-year 2016 net earnings from continuing operations were $229.1 million or $2.36 per share, compared to $154.3 million or $1.59 per share for the prior year. Full-year 2016 adjusted net earnings from continuing operations were $323.9 million or $3.34 per share, compared to $294 million or $3.03 per share for the prior year - a 10.2 percent increase. Both reported and adjusted EPS for full-year 2016 include a $15 million or $0.10 per share environmental remediation charge. Adjusted net earnings and adjusted EPS were better than prior year due to strong organic revenue growth, operating margin improvements and results from prior year acquisitions offsetting higher interest expense and a higher adjusted effective tax rate.

“Allegion’s full-year results highlight our company’s strength in driving both top-line growth and cash generation,” said Petratis. “In 2016, we continued making good progress on channel initiatives and sales of electronic products. We also delivered new and innovative products that increased our vitality index, while maintaining our exceptional safety record.

“We achieved record performance for Allegion in revenues, operating margins, EPS and available cash flows in 2016, which demonstrates solid execution on our strategy to drive shareholder value. This includes making progress on our EMEIA transformation and delivering significant margin improvement in the region,” added Petratis.

Additional Items
Interest expense for fourth-quarter 2016 was $15.9 million, down slightly from $16.3 million for fourth-quarter 2015.

Other income net for fourth-quarter 2016 was $1.2 million. Other income net for fourth-quarter 2015 was $8.1 million, which included contributions from the sale of non-strategic marketable securities.

The company's effective tax rate for fourth-quarter 2016 was 9.1 percent, compared with 5 percent in 2015. The company’s adjusted effective tax rate for fourth-quarter 2016 was 9.6 percent. The adjusted effective tax rate for fourth-quarter 2015 was 9 percent.

Cash Flow and Liquidity
Available cash flow for 2016 was $335 million, an increase of $112.8 million or 50.8 percent versus the prior year. The year-over-year increase in available cash flow is primarily driven by an increase in net earnings.

The company ended 2016 with cash of $312.4 million and total debt of $1,463.8 million. The company did not have any borrowings outstanding under its $500 million revolving credit facility at Dec. 31, 2016.

Dividends and Share Repurchase
As previously announced, Allegion's board of directors declared a quarterly dividend of $0.16 per ordinary share of the company, an increase of 33 percent over the prior dividend. The dividend is payable March 31, 2017, to shareholders of record on March 15, 2017. The board of directors also approved a replenished $500 million share repurchase program.

“Allegion’s dividend increase and share repurchase authorization represents our strong belief in Allegion’s long-term cash flow potential and support of our broader strategy to continue to build shareholder value by investing in our growth organically and through accretive acquisitions, and returning excess cash to shareholders,” said Patrick Shannon, Allegion senior vice president and chief financial officer (CFO).

During fourth-quarter 2016, Allegion repurchased 850,000 shares under its previously authorized share repurchase program for $55 million.

2017 Outlook
The company expects full-year 2017 reported and organic revenues to increase 5.5 to 6.5 percent when compared to 2016.

Petratis added, “In the Americas, we anticipate strong non-residential and residential growth as markets in both segments and underlying end markets remain solid. In the EMEIA markets, we see positive, albeit modest, growth. In Asia Pacific, we anticipate robust growth in our China, Australia and New Zealand businesses. Our guidance reflects these expectations and is supported by our organic investments in new products and channels.”

Full-year 2017 reported and adjusted EPS is expected to be in the range of $3.55 to $3.70. This reflects an increase of 6.3 to 10.8 percent versus adjusted 2016 EPS. The outlook includes incremental investment of $0.15 to $0.20 per share; assumes a full-year effective tax rate of 19 to 20 percent from continuing operations; and assumes an average diluted share count for the full-year of approximately 96 million shares.

The company is targeting available cash flow of approximately $300 to $320 million, inclusive of a $50 million discretionary pension contribution to its U.S. pension plan made in January 2017. This contribution significantly improved the plan’s funded status, reduced future cash payments to the pension plan and reduced anticipated increases in pension expense for future years.

Conference Call Information
On Thursday, Feb. 9, 2017, David D. Petratis, chairman, president and CEO, and Patrick Shannon, senior vice president and CFO, will conduct a conference call for analysts and investors, beginning at 8 a.m. ET, to review the company's results.

A real-time, listen-only webcast of the conference call will be broadcast live online. Individuals wishing to listen may access the call through the company's website at http://investor.allegion.com.

About Allegion™
Allegion (NYSE: ALLE) is a global pioneer in safety and security, with leading brands like CISA®, Interflex®, LCN®, Schlage®, SimonsVoss® and Von Duprin®. Focusing on security around the door and adjacent areas, Allegion produces a range of solutions for homes, businesses, schools and other institutions. Allegion is a $2 billion company, with products sold in approximately 130 countries.
For more, visit www.allegion.com.

Non-GAAP Measures
This news release also includes adjusted non-GAAP financial information which should be considered supplemental to, not a substitute for, or superior to, the financial measure calculated in accordance with GAAP. Further information about the adjusted non-GAAP financial tables is attached to this news release.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's 2017 financial performance, the Company’s growth strategy, the Company’s capital allocation strategy, the Company’s tax planning strategies, and the performance of the markets in which the Company operates. These forward-looking statements are based on the Company's current available information and its current assumptions, expectations and projections about future events. They are subject to future events, risks and uncertainties - many of which are beyond the Company’s control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on these factors and other risks that may affect the Company's business is included in filings it makes with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended Dec. 31, 2015, Form 10-Qs for the quarters ended March 31, 2016, June 30, 2016, and Sept. 30, 2016, and in its other SEC filings. The Company assumes no obligations to update these forward-looking statements.

ALLEGION PLC
Condensed and Consolidated Income Statements
(in millions, except per share data)

UNAUDITED

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015

Net revenues	$569.7	$545.4	$2,238.0	$2,068.1
Cost of goods sold	331.6	325.2	1,252.7	1,199.0
Gross profit	238.1	220.2	985.3	869.1

Selling and administrative expenses	140.9	138.7	559.8	510.5
Operating income	97.2	81.5	425.5	358.6

Interest expense	15.9	16.3	64.3	52.9
Loss on divestitures	—	(2.5)	84.4	104.2
Other income, net	(1.2)	(8.1)	(18.2)	(7.8)
Earnings before income taxes	82.5	75.8	295.0	209.3

Provision for income taxes	7.5	3.8	63.8	54.6
Earnings from continuing operations	75.0	72.0	231.2	154.7

Discontinued operations, net of tax	—	—	—	(0.4)

Net earnings	75.0	72.0	231.2	154.3

Less: Net earnings attributable
to noncontrolling interests	0.2	0.1	2.1	0.4

Net earnings attributable to Allegion plc	$74.8	$71.9	$229.1	$153.9

Amounts attributable to Allegion plc shareholders:
Continuing operations	$74.8	$71.9	$229.1	$154.3
Discontinued operations	—	—	—	(0.4)
Net earnings	$74.8	$71.9	$229.1	$153.9

Basic earnings per ordinary share
attributable to Allegion plc shareholders:
Continuing operations	$0.78	$0.75	$2.39	$1.61
Discontinued operations	—	—	—	(0.01)
Net earnings	$0.78	$0.75	$2.39	$1.60

Diluted earnings per ordinary share
attributable to Allegion plc shareholders:
Continuing operations	$0.77	$0.74	$2.36	$1.59
Discontinued operations	—	—	—	—
Net earnings	$0.77	$0.74	$2.36	$1.59

Shares outstanding - basic	95.6	96.0	95.8	95.9
Shares outstanding - diluted	96.6	97.0	96.9	96.9

ALLEGION PLC
Condensed and Consolidated Balance Sheets
(in millions)

UNAUDITED

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$312.4	$199.7
Accounts and notes receivables, net	260.0	303.4
Inventory	220.6	204.1
Other current assets	36.3	27.9
Total current assets	829.3	735.1
Property, plant and equipment, net	226.6	224.8
Goodwill	716.8	714.1
Intangible assets, net	357.4	372.4
Other noncurrent assets	117.3	216.6
Total assets	$2,247.4	$2,263.0

LIABILITIES AND EQUITY
Accounts payable	$179.9	$175.1
Accrued expenses and other current liabilities	201.5	206.4
Short-term borrowings and current maturities
of long-term debt	48.2	65.6
Total current liabilities	429.6	447.1
Long-term debt	1,415.6	1,457.5
Other noncurrent liabilities	285.8	328.7
Equity	116.4	29.7
Total liabilities and equity	$2,247.4	$2,263.0

ALLEGION PLC
Condensed and Consolidated Cash Flows
(in millions)

UNAUDITED

	Year Ended December 31,
	2016	2015
Operating Activities
Earnings from continuing operations	$231.2	$154.7
Depreciation and amortization	66.9	53.2
Changes in assets and liabilities and other non-cash items	79.4	49.5
Net cash from operating activities of continuing operations	377.5	257.4
Net cash used in operating activities of discontinued operations	—	(0.4)
Net cash from operating activities	377.5	257.0

Investing Activities
Capital expenditures	(42.5)	(35.2)
Acquisition of and equity investments in businesses, net of cash acquired	(31.4)	(511.3)
Other investing activities, net	9.9	12.7
Net cash used in investing activities	(64.0)	(533.8)

Financing Activities
Net debt proceeds (repayments)	(64.4)	278.3
Debt issuance costs	(0.3)	(9.0)
Dividends paid to ordinary shareholders	(46.0)	(38.3)
Repurchase of ordinary shares	(85.1)	(30.0)
Other financing activities, net	(0.2)	(6.0)
Net cash from (used in) financing activities	(196.0)	195.0

Effect of exchange rate changes on cash and cash equivalents	(4.8)	(9.0)
Net increase (decrease) in cash and cash equivalents	112.7	(90.8)
Cash and cash equivalents - beginning of period	199.7	290.5
Cash and cash equivalents - end of period	$312.4	$199.7

SUPPLEMENTAL SCHEDULES

ALLEGION PLC	SCHEDULE 1

SELECTED OPERATING SEGMENT INFORMATION
(in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net revenues
Americas	$410.0	$383.1	$1,645.7	$1,558.4
EMEIA	129.4	129.2	485.9	386.3
Asia Pacific	30.3	33.1	106.4	123.4
Total net revenues	$569.7	$545.4	$2,238.0	$2,068.1

Operating income (loss)
Americas	$96.4	$100.2	$448.1	$418.0
EMEIA	15.6	0.5	35.9	8.6
Asia Pacific	2.3	0.3	6.1	(3.4)
Corporate unallocated	(17.1)	(19.5)	(64.6)	(64.6)
Total operating income	$97.2	$81.5	$425.5	$358.6

ALLEGION PLC	SCHEDULE 2

The Company presents operating income, operating margin, earnings from continuing operations, diluted earnings per share (EPS) from continuing operations, on both a U.S. GAAP basis and on an adjusted basis, organic revenue growth on a U.S. GAAP basis, and also presents adjusted EBITDA and adjusted EBITDA margin. The Company presents these measures because management believes they provide useful perspective of the Company’s underlying business results, trends and a more comparable measure of period-over-period results. These measures are also used to evaluate senior management and are a factor in determining at-risk compensation. Investors should not consider non-GAAP measures as alternatives to the related GAAP measures.

The Company defines the presented non-GAAP measures as follows:

•
Adjustments to revenue, operating income, operating margin, earnings from continuing operations, EPS from continuing operations, and EBITDA include items that are considered to be unusual or infrequent in nature such as goodwill impairment charges, restructuring charges, asset impairments, merger and acquisitions costs, charges related to the devaluation of the Venezuelan bolivar and charges related to the divestiture of businesses

•	Organic revenue growth is defined as U.S. GAAP revenue growth excluding the impact of divestitures, acquisitions and currency effects

•	Available cash flow is defined as U.S. GAAP net cash from operating activities of continuing operations less capital expenditures.

These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS FROM CONTINUING OPERATIONS

(in millions, except per share data)

	Three Months Ended December 31, 2016				Three Months Ended December 31, 2015
	Reported	Adjustments		Adjusted (non-GAAP)	Reported	Adjustments		Adjusted (non-GAAP)
Net revenues	$569.7	$—		$569.7	$545.4	$—		$545.4

Operating income	97.2	4.8	(1)	102.0	81.5	22.0	(1)	103.5
Operating margin	17.1%			17.9%	14.9%			19.0%

Earnings before income taxes	82.5	4.8	(2)	87.3	75.8	19.6	(2)	95.4
Provision for income taxes	7.5	0.9	(3)	8.4	3.8	4.8	(3)	8.6
Effective income tax rate	9.1%	18.8%		9.6%	5.0%	24.5%		9.0%
Earnings from continuing operations	75.0	3.9		78.9	72.0	14.8		86.8

Non-controlling interest	0.2	—		0.2	0.1	0.2	(4)	0.3

Net earnings from continuing
operations attributable to Allegion plc	$74.8	$3.9		$78.7	$71.9	$14.6		$86.5

Diluted earnings per ordinary
share attributable to Allegion plc
shareholders:	$0.77	$0.04		$0.81	$0.74	$0.15		$0.89

(1)
Adjustments to operating income for the three months ended December 31, 2016 consist of $4.8 million of restructuring charges and merger and acquisition expenses. Adjustments to operating income for the three months ended December 31, 2015 consist of $22.0 million of restructuring charges, merger and acquisition expenses and other costs.

(2)
Adjustments to earnings before income taxes for the three months ended December 31, 2016 consist of the adjustments to operating income discussed above. Adjustments to earnings before income taxes for the three months ended December 31, 2015 consist of the adjustments to operating income discussed above and $2.5 million of favorable adjustments related to the divestiture of the Company's systems integration business in China.

(3)
Adjustments to the provision for income taxes for the three months ended December 31, 2016 consist of $0.9 million of tax expense related to the excluded items discussed above. Adjustments to the provision for income taxes for the three months ended December 31, 2015 consist of $4.8 million of tax expense related to the excluded items discussed above.

(4)	Adjustments to non-controlling interest for the three months ended December 31, 2015 consist of the portions of adjustments (1) through (3) that are not attributable to Allegion plc shareholders.

	Year ended December 31, 2016				Year ended December 31, 2015
	Reported	Adjustments		Adjusted (non-GAAP)	Reported	Adjustments		Adjusted (non-GAAP)
Net revenues	$2,238.0	$—		$2,238.0	$2,068.1	$—		$2,068.1

Operating income	425.5	13.5	(1)	439.0	358.6	38.1	(1)	396.7
Operating margin	19.0%			19.6%	17.3%			19.2%

Earnings before income taxes	295.0	97.9	(2)	392.9	209.3	145.1	(2)	354.4
Provision for income taxes	63.8	3.1	(3)	66.9	54.6	2.8	(3)	57.4
Effective income tax rate	21.6%	3.2%		17.0%	26.1%	1.9%		16.2%
Earnings from continuing operations	231.2	94.8		326.0	154.7	142.3		297.0

Non-controlling interest	2.1	—		2.1	0.4	2.6	(4)	3.0

Net earnings from continuing
operations attributable to Allegion plc	$229.1	$94.8		$323.9	$154.3	$139.7		$294.0

Diluted earnings per ordinary
share attributable to Allegion plc
shareholders:	$2.36	$0.98		$3.34	$1.59	$1.44		$3.03

(1)
Adjustments to operating income for the year ended December 31, 2016 consist of $13.5 million of restructuring charges and merger and acquisition expenses. Adjustments to operating income for the year ended December 31, 2015 consist of a $4.2 million non-cash impairment charge to write inventory in Venezuela down to the lower of cost or market and $33.9 million of restructuring charges, merger and acquisition expenses and other expenses.

(2)
Adjustments to earnings before taxes for the year ended December 31, 2016 consist of the adjustments to operating income discussed above and $84.4 million of losses related to the divestiture of the Company's systems integration business in China. Adjustments to earnings before taxes for the year ended December 31, 2015 consist of the adjustments to operating income discussed above, a $2.8 million charge to devalue the Company's Venezuelan bolivar-denominated net monetary assets and $104.2 million of losses related to the divestitures of the Company's operations in Venezuela and systems integration business in China.

(3)
Adjustments to the provision for income taxes for the year ended December 31, 2016 consist of $3.1 million of tax expense related to the excluded items discussed above. Adjustments to the provision for income taxes for the year ended December 31, 2015 consist of $2.8 million of tax expense related to the excluded items discussed above.

(4)	Adjustments to non-controlling interest for the year ended December 31, 2015 consist of the portions of adjustments (1) through (3) that are not attributable to Allegion plc shareholders.

ALLEGION PLC	SCHEDULE 3

RECONCILIATION OF GAAP TO NON-GAAP REVENUE AND OPERATING INCOME BY REGION
(in millions)

	Three Months Ended December 31, 2016		Three Months Ended December 31, 2015
	As Reported	Margin	As Reported	Margin
Americas
Net revenues (GAAP)	$410.0		$383.1

Operating income (GAAP)	$96.4	23.5%	$100.2	26.2%
Restructuring charges	0.3	0.1%	—	—%
Adjusted operating income	96.7	23.6%	100.2	26.2%
Depreciation and amortization	6.6	1.6%	6.6	1.7%
Adjusted EBITDA	$103.3	25.2%	$106.8	27.9%

EMEIA
Net revenues (GAAP)	$129.4		$129.2

Operating income (GAAP)	$15.6	12.1%	$0.5	0.4%
Restructuring charges	4.0	3.1%	10.4	8.0%
Merger and acquisition costs	0.3	0.2%	6.5	5.0%
Other charges	—	—%	0.2	0.2%
Adjusted operating income	19.9	15.4%	17.6	13.6%
Depreciation and amortization	6.5	5.0%	6.5	5.0%
Adjusted EBITDA	$26.4	20.4%	$24.1	18.6%

Asia Pacific
Net revenues (GAAP)	$30.3		$33.1

Operating income (GAAP)	$2.3	7.6%	$0.3	0.9%
Restructuring charges	—	—%	0.4	1.2%
Merger and acquisition costs	—	—%	1.4	4.2%
Other charges	—	—%	0.1	0.3%
Adjusted operating income	2.3	7.6%	2.2	6.6%
Depreciation and amortization	0.6	2.0%	0.6	1.8%
Adjusted EBITDA	$2.9	9.6%	$2.8	8.4%

Corporate
Operating loss (GAAP)	$(17.1)		$(19.5)
Merger and acquisition costs	0.2		3.0
Adjusted operating loss	(16.9)		(16.5)
Depreciation and amortization	1.1		0.8
Adjusted EBITDA	$(15.8)		$(15.7)

Total
Adjusted net revenues	$569.7		$545.4

Adjusted operating income	102.0	17.9%	103.5	19.0%
Depreciation and amortization	14.8	2.6%	14.5	2.6%
Adjusted EBITDA	$116.8	20.5%	$118.0	21.6%

	Year ended December 31, 2016		Year ended December 31, 2015
	As Reported	Margin	As Reported	Margin
Americas
Net revenues (GAAP)	$1,645.7		$1,558.4

Operating income (GAAP)	$448.1	27.2%	$418.0	26.8%
Venezuela devaluation	—	—%	4.2	0.3%
Restructuring charges	2.3	0.1%	—	—%
Merger and acquisition costs	0.1	—%	0.5	—%
Adjusted operating income	450.5	27.3%	422.7	27.1%
Depreciation and amortization	26.4	1.6%	26.4	1.7%
Adjusted EBITDA	$476.9	28.9%	$449.1	28.8%

EMEIA
Net revenues (GAAP)	$485.9		$386.3

Operating income (GAAP)	$35.9	7.4%	$8.6	2.2%
Restructuring charges	8.2	1.7%	14.8	3.7%
Merger and acquisition costs	0.8	0.2%	6.5	1.7%
Other charges	—	—%	0.5	0.1%
Adjusted operating income	44.9	9.3%	30.4	7.9%
Depreciation and amortization	27.6	5.7%	17.2	4.4%
Adjusted EBITDA	$72.5	15.0%	$47.6	12.3%

Asia Pacific
Net revenues (GAAP)	$106.4		$123.4

Operating income (loss) (GAAP)	$6.1	5.7%	$(3.4)	(2.8)%
Restructuring charges	0.3	0.3%	0.4	0.3%
Merger and acquisition costs	—	—%	1.6	1.2%
Other charges	—	—%	0.3	0.2%
Adjusted operating income (loss)	6.4	6.0%	(1.1)	(0.9)%
Depreciation and amortization	2.4	2.3%	2.1	1.7%
Adjusted EBITDA	$8.8	8.3%	$1.0	0.8%

Corporate
Operating loss (GAAP)	$(64.6)		$(64.6)
Merger and acquisition costs	1.8		9.2
Other charges	—		0.1
Adjusted operating loss	(62.8)		(55.3)
Depreciation and amortization	5.0		3.1
Adjusted EBITDA	$(57.8)		$(52.2)

Total
Adjusted net revenues	$2,238.0		$2,068.1

Adjusted operating income	439.0	19.6%	396.7	19.2%
Depreciation and amortization	61.4	2.8%	48.8	2.3%
Adjusted EBITDA	$500.4	22.4%	$445.5	21.5%

ALLEGION PLC	SCHEDULE 4

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO AVAILABLE CASH FLOW AND NET INCOME TO ADJUSTED EBITDA

(in millions)

	Year ended December 31,
	2016	2015
Net cash from operating activities
of continuing operations	$377.5	$257.4
Capital expenditures	(42.5)	(35.2)
Available cash flow	$335.0	$222.2

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Net earnings (GAAP)	$75.0	$72.0	$231.2	$154.3
Provision for income taxes	7.5	3.8	63.8	54.6
Interest expense	15.9	16.3	64.3	52.9
Depreciation and amortization	14.8	14.5	61.4	48.8
EBITDA	113.2	106.6	420.7	310.6

Discontinued operations	—	—	—	(0.4)
Other (income) expense, net	(1.2)	(8.1)	(18.2)	(7.8)
Loss on divestitures	—	(2.5)	84.4	104.2
Venezuela devaluation	—	—	—	4.2
Merger and acquisition costs, restructuring charges,
and other charges	4.8	22.0	13.5	33.9
Adjusted EBITDA	$116.8	$118.0	$500.4	$445.5

ALLEGION PLC					SCHEDULE 5
RECONCILIATION OF GAAP REVENUE GROWTH TO NON-GAAP ORGANIC REVENUE GROWTH BY REGION

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Americas
Revenue growth (GAAP)	7.0%	(1.9)%	5.6%	(0.1)%
Acquisitions and Divestitures	—%	7.4%	0.6%	2.2%
Currency translation effects	—%	1.2%	0.3%	5.0%
Organic growth (non-GAAP)	7.0%	6.7%	6.5%	7.1%

EMEIA
Revenue growth (GAAP)	0.2%	24.8%	25.8%	(1.8)%
Acquisitions and Divestitures	(1.7)%	(33.4)%	(25.4)%	(11.8)%
Currency translation effects	2.9%	11.6%	1.8%	15.0%
Organic growth (non-GAAP)	1.4%	3.0%	2.2%	1.4%

Asia Pacific
Revenue growth (GAAP)	(8.5)%	(58.2)%	(13.8)%	(25.2)%
Acquisitions and Divestitures	7.8%	54.1%	19.7%	19.7%
Currency translation effects	—%	2.5%	1.6%	4.3%
Organic growth (non-GAAP)	(0.7)%	(1.6)%	7.5%	(1.2)%

Total
Revenue growth (GAAP)	4.4%	(4.9)%	8.2%	(2.4)%
Acquisitions and Divestitures	0.1%	6.5%	(3.0)%	1.0%
Currency translation effects	0.7%	3.2%	0.6%	6.8%
Organic growth (non-GAAP)	5.2%	4.8%	5.8%	5.4%